FOR IMMEDIATE RELEASE

CONTACT:

Mark Ravenstahl

Ansoft Corporation

TEL: 412.261.3200

FAX: 412.471.9427

EMAIL: mravenstahl@ansoft.com

ANSOFT CORPORATION NET INCOME INCREASES OVER 40%

REVENUE INCREASES 14%

PITTSBURGH, PA - November 14, 2007 - Ansoft Corporation (NASDAQ: ANST) today announced financial results for its second quarter of fiscal 2008 ended October 31, 2007.

Revenue for the second quarter totaled $23.4 million, an increase of 14% compared to $20.5 million reported in the previous fiscal year's second quarter.

On a generally accepted accounting principles (GAAP) basis, net income for the second quarter was $5.2 million, or $0.21 per diluted share, representing a 41% increase when compared to GAAP net income of $3.7 million, or $0.14 per diluted share in the previous fiscal year's second quarter.

GAAP net income for second quarter includes employee stock-based compensation expense of $0.3 million, or $0.01 per diluted share. This compares to employee stock-based compensation expense of $0.6 million, or $0.02 per diluted share in the previous fiscal year's second quarter.

Additionally, GAAP net income for both the current and previous year's second quarter includes acquisition related amortization of $0.3 million, or $0.01 per diluted share.

"We are pleased to report strong revenue and earnings growth for the second quarter," said Nicholas Csendes, Ansoft's President and CEO. "For the balance of the fiscal year, we expect continued revenue growth of around 10-15%."

Ansoft is a leading developer of high-performance electronic design automation (EDA) software. Engineers use Ansoft software to achieve first-pass system success when designing mobile communication and Internet-access devices, broadband networking components and systems, integrated circuits (ICs), printed circuit boards (PCBs) and electromechanical systems. Ansoft markets its products worldwide through its own direct sales force and has comprehensive customer-support and training offices throughout North America, Asia and Europe.

This press release contains forward-looking statements including those related to revenue growth for the current fiscal year that are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These forward-looking statements are based on management's current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statement, including, but not limited to, management's ability to forecast revenues and control expenses and the amount, timing and structure of software licenses.

For further information regarding risks and uncertainties associated with Ansoft's business, please refer to Ansoft's public reports filed with the SEC, including, but not limited to, its annual report on Form 10-K for the fiscal year ended April 30, 2007 and quarterly reports on Form 10-Q, copies of which may be obtained at Ansoft's website at www.ansoft.com/about/investor/index.cfm.

All information in this release is as of November 14, 2007. Ansoft undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Ansoft's expectations.

Ansoft - Page 2

ANSOFT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(unaudited)

	Three months ended October 31,		Six months ended October 31,
	2007	2006	2007	2006
Revenue
License	$ 12,426	$ 10,938	$ 22,084	$ 19,123
Service and other	10,960	9,568	21,213	18,706
Total revenue	23,386	20,506	43,297	37,829
Costs of revenue
License	156	141	292	261
Service and other	432	360	843	693
Total cost of revenue	588	501	1,135	954
Gross profit	22,798	20,005	42,162	36,875
Operating Expenses
Sales and marketing	9,029	8,138	16,646	15,616
Research and development	4,810	4,730	9,523	9,556
General and administrative	1,253	1,240	2,778	2,624
Amortization	290	346	580	692
Total operating expenses	15,382	14,454	29,527	28,488
Income from operations	7,416	5,551	12,635	8,387
Other income, net	725	577	1,556	1,392
Income before income taxes	8,141	6,128	14,191	9,779
Income tax expense	2,910	2,418	5,089	3,780
Net income	$ 5,231	$ 3,710	$ 9,102	$ 5,999
Net income per share
Basic	$ 0.22	$ 0.16	$ 0.39	$ 0.25
Diluted	$ 0.21	$ 0.14	$ 0.35	$ 0.23
Weighted average shares used in calculation
Basic	23,298	23,609	23,512	23,609
Diluted	25,301	26,151	25,641	26,165

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Ansoft - Page 3

ANSOFT CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

(unaudited)

	October 31,	April 30,
	2007	2007

Assets
Current assets
Cash and cash equivalents	$ 34,714	$ 49,356
Accounts receivable, net of allowance for doubtful
accounts of $1,010 and $973, respectively	17,715	24,994
Deferred income taxes	4,041	1,441
Prepaid expenses and other current assets	2,278	2,566
Total current assets	58,748	78,357

Equipment and furniture, net of accumulated depreciation
of $7,342 and $7,019, respectively	2,367	2,514
Marketable securities	26,264	22,383
Other assets	159	155
Deferred income taxes	5,409	5,352
Goodwill	1,239	1,239
Other intangible assets, net	590	1,170
Total assets	$ 94,776	$ 111,170

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$ 516	$ 626
Accrued payroll	1,594	3,380
Accrued income taxes	1,746	603
Other accrued expenses	4,324	4,130
Current portion of deferred revenue	23,759	26,244
Total current liabilities	31,939	34,983
Accrued income taxes	3,454	-
Long-term portion of deferred revenue	1,076	1,404
Total liabilities	36,469	36,387

Stockholders' equity
Preferred stock , par value $0.01 per share; 1,000 shares
authorized, no shares outstanding	-	-
Common stock , par value $0.01 per share; 50,000 shares
authorized; issued 29,829 and 29,258 shares, respectively
and outstanding 23,420 and 23,956, respectively	298	293
Additional paid-in capital	90,459	85,754
Treasury stock, 6,409 and 5,302 shares, respectively	(80,096)	(49,176)
Accumulated other comprehensive loss	(332)	(964)
Retained earnings	47,978	38,876
Total stockholders' equity	58,307	74,783
Total liabilities and stockholders' equity	$ 94,776	$ 111,170

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